Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. SETS MARCH 28TH AS DATE FOR FINALIZING PURCHASE OF PHILADELPHIA ADULT NIGHTCLUB

HOUSTON – (March 19, 2008) – Rick’s Cabaret International, Inc. (NASDAQ/GM: RICK), premier operator of upscale gentlemen’s clubs, said today it intends to finalize the purchase of  Crazy Horse Too Cabaret at 2908 South Columbus Blvd. on or before March 28, 2008.

The company said the Pennsylvania Liquor Control Board has approved the transfer of the liquor license for the nightclub and it is awaiting completion of final permitting requirements.

Rick’s Cabaret is acquiring 100 percent of The End Zone, Inc., current owner of the upscale 25,000 square foot nightclub, and is funding the purchase with cash on hand.  The club will be converted to the Rick’s Cabaret format that has been successful in markets including New York City, Houston, Minneapolis and other cities. A remodeling project is nearly complete that includes an upscale steakhouse and sports bar in the club, which is located just south of Center City Philadelphia, near the major sports complex where Philadelphia Phillies, 76ers, Flyers and Eagles games are played and across from the site of a proposed new gambling casino.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

 Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com